                                                                     EXHIBIT 4.6

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------



                       BUCKEYE PIPE LINE COMPANY, L.P.



                  NOTE PURCHASE AND PRIVATE SHELF AGREEMENT



               $11,000,000 7.11% Series K First Mortgage Notes
                            Due December 15, 2007

               $11,000,000 7.15% Series L First Mortgage Notes
                            Due December 15, 2008

               $13,000,000 7.19% Series M First Mortgage Notes
                            Due December 15, 2009

               $40,000,000 Maximum Aggregate Principal Amount
                           Private Shelf Facility



                        Dated as of December 31, 1993



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- --------------------------------------------------------------------------------

                              TABLE OF CONTENTS

                           (Not Part of Agreement)

                                                                           Page
                                                                           ----
1.   AUTHORIZATION OF ISSUE OF NOTES.....................................    1

2.   PURCHASE AND SALE OF NOTES..........................................    3

3.   CONDITIONS OF CLOSING...............................................    9

4.   REDEMPTION..........................................................   13

5.   REPRESENTATIONS, COVENANTS AND WARRANTIES...........................   15

6.   REPRESENTATIONS OF THE PURCHASERS...................................   24

7.   DEFINITIONS.........................................................   24

8.   MISCELLANEOUS.......................................................   30

                             LIST OF ATTACHMENTS
                             -------------------

PURCHASER SCHEDULE

INFORMATION SCHEDULE

EXHIBIT A         --  FORM OF FIRST MORTGAGE NOTE

EXHIBIT B         --  FORM OF REQUEST FOR PURCHASE

EXHIBIT C         --  FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT D-1       --  FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL
                        (Series K, L and M Notes Closing)

EXHIBIT D-2       --  FORM OF OPINION OF TRUSTEE'S COUNSEL
                        (Series K, L and M Notes Closing)

EXHIBIT D-3       --  FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL
                        (Private Shelf Closing)

EXHIBIT D-4       --  FORM OF OPINION OF TRUSTEE'S COUNSEL
                        (Private Shelf Closing)

EXHIBIT E         --  INDENTURE

EXHIBIT F         --  THIRD SUPPLEMENTAL INDENTURE

SCHEDULE I        --  PENDING ACTIONS

SCHEDULE II       --  ERISA MATTERS

                       BUCKEYE PIPE LINE COMPANY, L.P.
                           3900 Hamilton Boulevard
                        Allentown, Pennsylvania 18103



                                                         As of December 31, 1993



To:  The Prudential Insurance Company
       of America (herein called "Prudential")
     Each Prudential Affiliate which becomes
       bound by this Agreement as hereinafter
       provided (together with Prudential
       the "Purchasers")


Ladies and Gentlemen:

     The undersigned, Buckeye Pipe Line Company, L.P., a Delaware limited partnership (herein called the "Partnership"), hereby agrees with you as set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture of Mortgage and Deed of Trust and Security Agreement attached hereto as Exhibit E. Reference is made
                                                   ---------
to paragraph 7 hereof for definitions of certain capitalized terms used herein.

     1.   AUTHORIZATION OF ISSUE OF NOTES.

     1A. Authorization of Issue of Initial Notes. The Partnership will authorize the issue of the following (herein called the "Initial Notes"):

          (i) its first mortgage notes in the aggregate principal amount of $11,000,000 (herein called the "Series K Notes"), to be dated the date of issue thereof, to mature on December 15, 2007, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 7.11% per annum and on overdue principal, Yield-Maintenance Premium (to the extent not prohibited by applicable law) and interest at the rate specified therein, to be entitled to the benefits of the Indenture and to be substantially in the form of Exhibit A attached hereto. The terms "Series K Note" and "Series K
             ---------
     Notes" as used herein shall include each Series K Note delivered pursuant to any provision of this

     Agreement and each Series K Note delivered in substitution or exchange for any such Series K Note pursuant to any such provision;

         (ii) its first mortgage notes in the aggregate principal amount of $11,000,000 (herein called the "Series L Notes"), to be dated the date of issue thereof, to mature on December 15, 2008, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 7.15% per annum and on overdue principal, Yield-Maintenance Premium (to the extent not prohibited by applicable law) and interest at the rate specified therein, to be entitled to the benefits of the Indenture and to be substantially in the form of Exhibit A attached hereto. The terms "Series L Note" and "Series L
             ---------
     Notes" as used herein shall include each Series L Note delivered pursuant to any provision of this Agreement and each Series L Note delivered in substitution or exchange for any such Series L Note pursuant to any such provision; and

        (iii) its first mortgage notes in the aggregate principal amount of $13,000,000 (herein called the "Series M Notes"), to be dated the date of issue thereof, to mature on December 15, 2009, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 7.19% per annum and on overdue principal, Yield-Maintenance Premium (to the extent not prohibited by applicable law) and interest at the rate specified therein, to be entitled to the benefits of the Indenture and to be substantially in the form of Exhibit A attached hereto. The terms "Series M Note" and "Series
             ---------
     M Notes" as used herein shall include each Series M Note delivered pursuant to any provision of this Agreement and each Series M Note delivered in substitution or exchange for any such Series M Note pursuant to any such provision.

     1B. Authorization of Issue of Private Shelf Notes. The Partnership will authorize the issue of (but, except as provided in paragraph 2B(5), shall not be obligated to issue) its additional first mortgage notes (herein called the "Private Shelf Notes") in the aggregate principal amount of $40,000,000, to be dated the date of issue thereof, to mature, in the case of each Private Shelf Note so issued, no later than December 15, 2013, to have an average life of not more than seventeen (17) years, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum (and to have such other particular terms)
as shall be set forth in the Confirmation of Acceptance with respect to such Private Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A attached hereto. The terms "Private
                             ---------
Shelf Note" and "Private Shelf Notes" as used herein shall include each Private Shelf Note delivered pursuant to any provision of this Agreement and each Private Shelf Note delivered in substitution or exchange for any such Private Shelf Note pursuant to any such provision. The terms "Note" or "Notes" as used herein shall include each Initial Note and each Private Shelf Note (whether designated a Series N Note, Series O Note, Series P Note, Series Q Note, Series R Note, Series S Note or Series T Note, etc.) delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes issued hereunder which have (i) the same final maturity, (ii) the same mandatory redemption dates,
(iii) the same mandatory redemption amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) which are otherwise designated a "Series" hereunder or in the Confirmation of Acceptance whether or not the foregoing conditions are satisfied, are herein called a "Series" of Notes.

     1C. Security and Financial Assurances. The Notes shall be issued under, entitled to the benefits of, and shall be secured by, the Indenture, which Indenture constitutes a mortgage lien on and security interest in the Trust Estate. The Notes shall constitute Additional Notes under the Indenture.

     2.   PURCHASE AND SALE OF NOTES.

     2A. Purchase and Sale of Initial Notes. The Partnership hereby agrees to sell to Prudential and, subject to the terms and conditions herein set forth, Prudential agrees to purchase from the Partnership the aggregate principal amount of Initial Notes set forth opposite its name in the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. The Partnership will deliver to Prudential at the offices of Morgan, Lewis & Bockius, 101 Park Avenue, New York, New York, one or more Initial Notes registered in its name, evidencing the aggregate principal amount of Initial Notes to be purchased by Prudential and in the series and denomination or denominations specified with respect to Prudential in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Partnership's account # 324-005091 at Chemical Bank, New York, New York, ABA Routing Number 0210-0012-8, on the date of closing, which shall be January 7, 1994 or any other date on or before February 1,

1994 upon which the Partnership and the Purchasers of the Initial Notes may mutually agree (herein called the "Initial Notes Closing Day").

     2B.  Purchase and Sale of Private Shelf Notes.

     2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and the Prudential Affiliates from time to time, the purchase of Private Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Private Shelf Notes is herein called the "Facility". At any time, the aggregate principal amount of Private Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Private Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the "Available Facility Amount" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF PRIVATE SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE PRIVATE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF PRIVATE SHELF NOTES, AND (EXCEPT AS PROVIDED IN
PARAGRAPH 2B(5) RELATING TO ACCEPTED NOTES) THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A CAPITAL COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

     2B(2). Issuance Period. Private Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) (a) in the event the Facility shall not have been extended in accordance with the last sentence of this paragraph 2B(2), the date which is the second anniversary date of the Initial Notes Closing Day or (b) in the event that the Facility shall have been extended in accordance with the last sentence of this paragraph 2B(2), the date which is the fourth anniversary date of the Initial Notes Closing Day and (ii) the thirtieth day after Prudential shall have given to the Partnership, or the Partnership shall have given to Prudential, a notice stating that it elects to terminate the issuance and sale of Private Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Private Shelf Notes may be issued and sold pursuant to this Agreement is herein called the "Issuance Period". Unless the Facility shall have been terminated in accordance with the terms hereof, the Partnership may, at its option, extend the stated expiration date of the

Facility from the date which is the second anniversary date of the Initial Notes Closing Day to the date which is the fourth anniversary date of the Initial Notes Closing Day upon written notice to Prudential and the payment of a fee (the "Renewal Fee") to Prudential which shall be equal to the greater of (a) $25,000 or (b) an amount equal to 0.125% of the Available Facility Amount on January 7, 1996.

     2B(3). Request for Purchase. The Partnership may from time to time during the Issuance Period make requests for purchases of Private Shelf Notes (each such request being herein called a "Request for Purchase"). Each Request for Purchase shall be made to Prudential by telecopier and confirmed by nationwide overnight delivery service, and shall (i) specify the aggregate principal amount of Private Shelf Notes covered thereby, which shall not be less than $10,000,000 and shall not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (not later than December 15, 2013 and to have an average life not to exceed seventeen (17) years), principal payment dates and amounts and interest payment periods (semi-annually in arrears) of the Private Shelf Notes covered thereby, (iii) specify the use of proceeds of such Private Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Private Shelf Notes, which shall be a Business Day during the Issuance Period not less than five (5) Business Days and not more than thirty (30) days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Private Shelf Notes are to be transferred on the Private Shelf Closing Day for such purchase and sale, (vi) certify that the representations, covenants and warranties contained in paragraph 5 hereof are true on and as of the date of such Request for Purchase except to the extent of changes caused by the transac-tions herein contemplated and that there exists on the date of such Request for Purchase no Event of Default or Default (and that no Event of Default or Default shall arise as the result of the purchase and sale of such Private Shelf Notes), and (vii) be substantially in the form of Exhibit B
                                                                ---------
attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

     2B(4). Rate Quotes. Not later than five (5) Business Days after the Partnership shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may provide (by telephone and promptly thereafter confirmed by telecopier, in each case no earlier than 9:30 A.M. and no later than 1:00 P.M. New York City local time) interest rate quotes for the several principal amounts, maturities, mandatory redemption schedules and interest payment periods of Private Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Private Shelf Notes until such balance shall have become due and payable, at which Prudential or a Prudential Affiliate would be willing to purchase such Private Shelf Notes at 100% of the principal amount thereof.

     2B(5). Acceptance. Within thirty (30) minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Partnership (such period herein called the "Acceptance Window"), the Partnership may, subject to the terms of paragraph 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Private Shelf Notes specified in the applicable Request for Purchase. Such election shall be made by an Authorized Officer of the Partnership notifying Prudential by telephone or telecopier within the Acceptance Window (but not earlier than 9:30 A.M. or later than 1:30 P.M., New York City local time) that the Partnership elects to accept such interest rate quotes, specifying the Private Shelf Notes (each such Private Shelf Note being herein called an "Accepted Note") as to which such accep-tance (herein called an "Acceptance") relates. The day the Partnership notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the "Acceptance Day" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Private Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Partnership agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. Prior to the close of business on the Business Day next following the Acceptance Day, the Partnership, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C
                                                                       ---------
attached hereto (herein called a "Confirmation of Acceptance").

     2B(6). Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(5) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5), there shall occur a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the market for U.S. Treasury securities and other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Private Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Partnership thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Partnership that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

     2B(7). Private Shelf Closing. Not later than 11:30 A.M. (New York City local time) on the Private Shelf Closing Day for any Accepted Notes, the Partnership will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the place of closing designated in the Confirmation of Acceptance, the Private Shelf Notes to be purchased by such Purchaser in the form of a single Accepted Note for the Accepted Notes which have exactly the same terms (or such greater number of Notes in authorized denominations as such Purchaser may request) dated the Private Shelf Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Partnership's account specified in the Request for Purchase of such Private Shelf Notes. If the Partnership fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Private Shelf Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Private Shelf Closing Day, the Partnership shall, prior to 1:00 P.M., New York City local time, on such scheduled Private Shelf Closing Day notify such Purchaser in writing whether (x) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than thirty (30) Business Days after such scheduled Private Shelf Closing Day (the "Rescheduled Closing Day")) and certify to such Purchaser that the Partnership reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Partnership will pay the Delayed Delivery Fee, if any, in accordance with paragraph 2B(8)(ii) or (y) such closing is to be cancelled as provided in paragraph 2B(8)(iii). In the event that the Partnership shall fail to give such notice referred to in the preceding sentence, such Purchaser may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Private Shelf Closing Day, notify the Partnership in writing that such closing is to be cancelled as provided in paragraph 2B(8)(iii).

     2B(8).  Fees.

     2B(8)(i) Facility Fee. The Partnership will pay to Prudential in immediately available funds a fee (herein called the "Facility Fee") on each Private Shelf Closing Day which occurs after March 31, 1994 in an amount equal to 0.125% of the aggregate principal amount of Notes sold on such Private Shelf Closing Day.

     2B(8)(ii) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Partnership will pay to Prudential on the last Business Day of each calendar month, commencing with the first such day to occur more than thirty (30) days after the Acceptance Day for such Accepted Note and ending with the last such day to occur prior to the Cancellation Date or the actual closing date of such purchase and sale, and on the Cancellation Date or actual closing date of such purchase and sale (if such Cancellation Date or closing date occurs more than thirty (30) days after the Acceptance Day for such Accepted Note), a fee (herein called the "Delayed Delivery Fee") calculated as follows:

                     (BEY - MMY) X DTS/360 X Full Price

where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; "MMY" means Money Market Yield, i.e., the yield per annum on an alternative investment selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Notes having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the thirty-first
(31st) day after the Acceptance Day of such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the immediately preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "Full Price" means the principal amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

     2B(8)(iii) Cancellation Fee. If the Partnership at any time notifies the Purchaser in writing that the Partnership is canceling the closing of the purchase and sale of any Accepted Note, or if the Purchaser notifies the Partnership in writing under the circumstances set forth in the last sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted
Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the "Cancellation Date"), the Partnership will pay Prudential in immediately available funds an amount (the "Cancellation Fee") calculated as follows:

                               PI X Full Price

where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential in its reasonable discretion) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential in its reasonable discretion) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "Full Price" has the meaning set forth in paragraph 2B(8)(ii), above. The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data selected by Prudential). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

     2B(8)(iv) Renewal Fee. In the event that the Partnership elects to extend the stated expiration date of the Facility pursuant to paragraph 2B(2), the Partnership shall pay the Renewal Fee to Prudential on or before January 7, 1996.

     3. CONDITIONS OF CLOSING. Prudential's obligation to purchase the Initial Notes, and the obligation of any Purchaser to purchase and pay for any Private Shelf Notes, is subject in each case to the satisfaction, on or before the applicable Closing Day for such Notes, of the following conditions as applicable:

     3A(1). Opinion of Partnership's Counsel. On the Initial Notes Closing Day, the Purchasers shall have received from Morgan, Lewis & Bockius, special counsel for the Partnership, a favorable opinion satisfactory to the Purchasers and substantially in the form of Exhibit D-1 attached hereto.
                                 -----------

     3A(2). Opinion of Trustee's Counsel. On the Initial Notes Closing Day, the Purchasers shall have received from Eckert Seamans Cherin & Mellott, special counsel for the Trustee, a favorable opinion satisfactory to the Purchasers and substantially in the form of Exhibit D-2 attached hereto.
                             -----------

     3A(3). Opinion of Partnership's Counsel. On each Private Shelf Closing Day, each Purchaser shall have received from special counsel to the Partnership (which counsel shall be Morgan, Lewis & Bockius, or other counsel reasonably acceptable to the Purchasers), a favorable opinion satisfactory to the Purchasers and substantially in the form of Exhibit D-3 attached hereto. To the
                                            -----------
extent the opinion of the Partnership's special counsel relies upon the opinion of local or other counsel, then any such opinion so relied upon shall be in form and substance acceptable to the Purchasers.

     3A(4). Opinion of Trustee's Counsel. On each Private Shelf Closing Day, each Purchaser shall have received from special counsel to the Trustee (which counsel shall be Eckert Seamans Cherin & Mellott, or other counsel reasonably acceptable to the Purchasers), a favorable opinion satisfactory to the Purchasers and substantially in the form of Exhibit D-4 attached hereto.
                                            -----------

     3B. Representations and Warranties of the Partnership; No Default; Compliance. Each of the representations and warranties of the Partnership contained in paragraph 5 of this Agreement shall be true on and as of the Closing Day with the same effect as though such representations and warranties had been made on and as of the applicable Closing Day; there shall exist on the applicable Closing Day no Event of Default or Default and the Partnership shall be in compliance with all of its covenants and undertakings set forth in the Indenture and in this Agreement; on the applicable Closing Day all agreements to be performed by the Partnership shall have been performed in all material respects on or before the applicable Closing Day; all conditions to be satisfied hereunder shall have been satisfied in all material respects on or before the applicable Closing Day; there shall have been no material adverse change in the business or condition, financial or otherwise, of the Partnership or any condition, event or act which would materially adversely affect the Partnership's ability to perform its obligations under this

Agreement, the Indenture and any supplement thereto or the Notes; and the Partnership shall have delivered to you an Officers' Certificate, dated the applicable Closing Day, to all such effects.

     3C. Fees. On or before the Initial Notes Closing Day, the Partnership shall have paid to Prudential (i) a structuring fee in the amount of $100,000,
(ii) a closing fee in the amount of $69,100 and (iii) any Delayed Delivery Fee required to be paid pursuant to the commitment letter dated December 8, 1993 ("Commitment Letter") between the Partnership and Prudential relating to the transactions contemplated by this Agreement. Prudential acknowledges receipt of $50,000 of the structuring fee paid on December 8, 1993, the balance of the fees ($119,100 plus any Delayed Delivery Fees) shall be due and payable on the Initial Notes Closing Day. On or before each Private Shelf Closing Day, the Partnership shall have paid in full to Prudential any fee required by paragraph 2B(8).

     3D. The Indenture. The Indenture (including any supplement relating thereto contemplated hereunder or contemplated by any Confirmation of Acceptance) shall be in full force and effect. The conditions set forth in
Section 3.03 of the Indenture shall have been satisfied in a manner acceptable to the Purchasers. The Notes to be issued on the applicable Closing Day shall be entitled to the benefits of the Indenture.

     3E. Partnership Agreement. The Purchasers shall have received a true and correct copy of the Partnership Agreement to be in effect as of and immediately following the applicable Closing Day which shall be satisfactory to the Purchasers and their counsel. Prior to the applicable Closing Day, no term of such Partnership Agreement shall have been amended, supplemented or otherwise modified, except with the prior consent of the Purchasers. The Partnership shall have delivered to you an Officers' Certificate to the foregoing effects.

     3F. Transactional Litigation. On the applicable Closing Day, there shall not be threatened or pending any suit, action, proceeding or investigation, whether at law, in equity or otherwise, before any court, arbitrator, administrative agency or other regulatory or governmental authority of any jurisdiction which (a) brings into question, or involves the question of, the authenticity, validity or enforceability, in any respect material to the Partnership as a whole of (i) any transaction contemplated by this Agreement or
(ii) the certificates, permits, policies, appraisals, authorizations and other documents and instruments referred to in this Agreement, or (b) makes a material challenge to the ownership or operation by the Partnership of the BP Pipeline System, or the validity or enforceability of the Lien of the Indenture with respect to any material portion of the BP Pipeline System.

     3G. Possession of Franchises, Permits, etc. On the applicable Closing Day, the Partnership shall possess all franchises, rights, certificates, variances, licenses and permits, Federal, state or local, and all other authorizations, consents and approvals from administrative, regulatory or governmental bodies, necessary for the use, occupancy, ownership and maintenance of the BP Pipeline System and the operation of the business of the Partnership (except such as are of a routine nature not customarily obtained, effected or made prior to transactions such as those contemplated hereby or are of an administrative nature expected to be obtained in the ordinary course of business subsequent to the applicable Closing Day, or if not obtained, effected or made, would not have a Material Adverse Effect), and the Partnership shall have delivered to the Purchasers an Officers' Certificate, dated the applicable Closing Day, to such effect.

     3H. Equipment and Personal Property Not Damaged or Destroyed. At the applicable Closing Day the Partnership shall be operating the BP Pipeline System in the ordinary course of business; the BP Pipeline System shall not have been materially injured or damaged by fire or other casualty, and the Purchasers shall have received an Officers' Certificate from the Partnership to such effect.

     3I. Recordation, Taxes, etc. Except as the Purchasers may otherwise approve at or prior to the applicable Closing Day, the Supplemental Indenture with respect to the Notes to be issued and any necessary documents relating thereto (including Uniform Commercial Code financing statements) shall have been filed for recording or shall have been delivered to a title company or companies that shall have been instructed by instructions satisfactory to the Purchasers and their counsel or local counsel to record and file the same in all public offices and which such recordation or filing is necessary in order to provide constructive notice that the Notes to be issued are entitled to the benefits of the Lien of the Indenture under applicable recording laws to third parties and in order to provide that the Lien of the Indenture shall secure the obligations represented by the Notes to be issued; and payment in full of, or arrangements for the payment in full of, all taxes, fees and other charges payable in connection with the execution, delivery, recording, publishing and filing of such instruments, agreements and documents and the offer, issue, sale and delivery of the Notes to be delivered on the applicable Closing Day, shall have been made by the Partnership.

     3J. Evidence of Insurance. The Partnership shall have delivered to the Purchasers a certificate of an insurance broker satisfactory to the Purchasers, dated not more than five (5) days prior to the applicable Closing Day, setting forth the particulars of all insurance maintained by the Partnership in respect of the BP Assets, and specifying that the same is in full force and effect and will continue to be in full force and effect on and after the applicable Closing Day, and an Officers' Certificate from the Partnership to the effect that such insurance complies with the requirements of the Indenture and that all premiums then due thereon have been paid in full.

     3K. Legality of Investment. At the date of purchase thereof, each Note purchased by each Purchaser pursuant to this Agreement shall be a permitted investment under the laws and regulations of the state in which such Purchaser is incorporated; and the Partnership shall have delivered to each Purchaser such certificates or other evidence as it may request to establish compliance with this condition.

     3L. Purchase Permitted By Applicable Laws. The purchase of and payment for each Note to be purchased by a Purchaser on the applicable Closing Day on the terms and conditions provided herein (including the use of the proceeds of each of the Notes by the Partnership) shall not be prohibited by any then applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and shall not subject any Purchaser on issuance to any tax, penalty, liability or other condition under or pursuant to any then applicable law or governmental regulation, and each Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

     3M. Sale of Notes of Same Series to Other Purchasers. The Partnership shall have sold to the other Purchasers (if any) the Notes of the same Series to be purchased by them at the closing and shall have received payment in full therefor.

     3N. Proceedings and Documents. All opinions, certificates, and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchasers and their counsel. The Purchasers shall have received copies of all instruments and other evidence as they may reasonably request, in form and substance satisfactory to the Purchasers and their counsel, with respect to such transactions and the taking of all corporate proceedings in connection therewith. If any provision of this Agreement shall require the certification of the existence or non-existence of any particular fact or impose as a condition the existence or non-existence of such fact, then the Purchasers shall be free to establish to their satisfaction the existence or non-existence of such fact.

     4. REDEMPTION. The Initial Notes shall be subject to redemption and prepayment only with respect to the optional redemption permitted by paragraph 4B and under the circumstances set forth in subsection 7.01(c) of the Indenture. The Private Shelf Notes shall be subject to redemption and prepayment only under the circumstances specified in paragraph 4A and optional redemption as may be set forth in the applicable Confirmation of Acceptance.

     4A. Required Redemption of Private Shelf Notes. Until each respective Series of Private Shelf Notes shall be paid in full, each respective Series of Private Shelf Notes shall be subject to such mandatory redemption, if any, as are specified for such Series of Private Shelf Notes in accordance with the provisions of paragraph 2B(3) hereof and under the circumstances set forth in subsection 7.01(c) of the Indenture. Any redemption made by the Partnership pursuant to subsection 7.01(c) of the Indenture or any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any redemption as specified in the respective Series of Private Shelf Notes.

     4B(1). Optional Redemption with Yield-Maintenance Premium. Subject to the limitations set forth below and only to the extent permitted by the Indenture, the Notes of each Series shall be subject to redemption, in whole at any time or from time to time in part (in $100,000 increments and not less than $5,000,000 per occurrence), at the option of the Partnership, at 100% of the principal amount so redeemed plus interest thereon to the redemption date and the Yield-Maintenance Premium (to the extent not prohibited by applicable law), if any, with respect to each Note so redeemed. Notwithstanding the foregoing, no redemption of the Series K Notes may be made on or after December 15, 2001, pursuant to this paragraph 4B(1).

     4B(2). Optional Redemption of Series K Notes Subsequent to December 14, 2001. Subject to the limitations set forth below and only to the extent permitted by the Indenture, the Series K Notes shall be subject to redemption subsequent to December 14,

2001, in whole or from time to time in part (in $100,000 increments and not less than $5,000,000 per occurrence), at the option of the Partnership, at 100% of the principal amount so redeemed plus interest thereon to the redemption date, and a Yield-Maintenance Premium (to the extent not prohibited by applicable law) determined in accordance with the following schedule with respect to each Series K Note so redeemed:

===============================================================================
                                                   Yield-Maintenance Premium
                                                Expressed as Percentage of the
       Date of Redemption                          Principal Amount Redeemed
- -------------------------------------------------------------------------------
After December 14, 2001 and on
 or before December 14, 2002                                7.11%
- -------------------------------------------------------------------------------
After December 14, 2002 and on
 or before December 14, 2003                                5.93%
- -------------------------------------------------------------------------------
After December 14, 2003 and on
 or before December 14, 2004                                4.74%
- -------------------------------------------------------------------------------
After December 14, 2004 and on
 or before December 14, 2005                                3.56%
- -------------------------------------------------------------------------------
After December 14, 2005 and on
 or before December 14, 2006                                2.37%
- -------------------------------------------------------------------------------
After December 14, 2006 and on
 or before December 14, 2007                                1.19%
- -------------------------------------------------------------------------------
After December 14, 2007                                        0%
===============================================================================

     4C. Notice of Optional Redemption. The Partnership shall give to the holder of each Note of a Series irrevocable written notice of any optional redemption pursuant to paragraph 4B with respect to such Series not more than sixty (60) days or less than ten (10) Business Days prior to the redemption date, specifying (i) such redemption date, (ii) the aggregate principal amount of the Notes of such Series to be redeemed on such date, (iii) the principal amount of the Notes of such holder to be redeemed on that date, and (iv) stating that such optional redemption is to be made pursuant to paragraph 4B(1) or 4B(2), as the case may be. Notice of optional redemption having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the redemption date and together with the Yield-Maintenance Premium (to the extent not prohibited by applicable law) (if any) with respect thereto, shall become due and payable on such redemption date and, as to principal, applied to required payments thereon in the inverse order of their scheduled due dates.

     4D. Partial Payments Pro Rata. In the case of each redemption pursuant to paragraphs 4A or 4B of less than the entire unpaid principal amount of all outstanding Notes of any Series, the amount to be redeemed shall be applied pro rata to all outstanding Notes of such Series according to the respective unpaid principal amounts thereof.

     4E. Retirement of Notes. The Partnership shall not, and shall not permit any of its Subsidiaries or Affiliates to, redeem, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than (i) by redemption by the Partnership pursuant to paragraphs 4A or 4B or (ii) upon acceleration of such final maturity pursuant to Article 8 of the Indenture), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

     5. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Partnership represents, covenants and warrants with and to the Purchasers and the holders of the Notes as follows:

     5A. Organization and Qualification. The Partnership is a partnership duly organized and existing under the laws of the State of Delaware; the Partnership has the partnership power and authority to own its property and to carry on its business as now being conducted; and the Partnership is duly qualified to transact business in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions in which, in the aggregate, the failure of the Partnership to be so qualified will not subject it to any liability or disability which could have a Material Adverse Effect.

     5B. Valid and Binding Obligations. The Partnership has the partnership power and authority to enter into this Agreement, to issue the Notes and to perform its obligations under this Agreement, the Indenture and the Notes; this Agreement and the Indenture constitute and the Notes upon execution, authentication and delivery, will constitute, the Partnership's valid and binding obligations, enforceable in accordance with their respective terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     5C.  Litigation.  Except as set forth in Schedule I hereto, there is
                                              ----------
no action, suit, investigation or proceeding pending or, to the knowledge of the Partnership, threatened against the Partnership or any properties or rights of the Partnership, by or before any court, arbitrator or administrative or governmental body, which could, in the reasonable judgment of the Partnership, have a Material Adverse Effect, or which in any manner questions the validity of this Agreement, the Indenture or the Notes, or any of the transactions contemplated thereby or in connection therewith, and there is no basis known to the Partnership for any such action, suit, investigation or proceeding.

     5D. Title to Pipeline Assets; Lien of Indenture. The Partnership has not caused any title search to be made in connection with this Agreement; however, based on, among other things, the operating history of the BP Pipeline System and such investigation conducted from time to time in the past of the instruments conveying to the Partnership or otherwise evidencing the ownership or lease of, easement over, on or under, right to use, or other interest in, any of the BP Assets for the purpose of determining what action would be required to perfect the interest of the Partnership therein, the Partnership is not aware of any defect in or challenge to its ownership of or rights or other interests in any of the BP Assets (other than defects or challenges which will not have a Material Adverse Effect), and (i) the Partnership will at the applicable Closing Day and at all times thereafter have sufficient title to its properties and possess all authorizations, rights and franchises from state and local governmental and regulatory authorities necessary to conduct its business substantially in accordance with past practice, subject only to Permitted Liens, encumbrances, restrictions and other imperfections and other than authorizations, rights and franchises which in the aggregate are expected not to have a Material Adverse Effect, and (ii) the Lien of the Indenture will be valid and enforceable in accordance with its terms on all the Partnership's right, title and interest to and in the BP Assets (other than Excepted Property), subject only to Permitted Liens and to the encumbrances, restrictions and other imperfections noted above.

     5E(1). Historic Financial Statements. The Partnership has furnished each Purchaser of Initial Notes and any Accepted Notes with the following financial statements: (i) consolidated balance sheets of the Partnership and its subsidiaries as at the last day in each of the five fiscal years of the Partnership most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows of the Partnership and its subsidiaries for each such year, reported on by independent public accountants of recognized national standing; and (ii) consolidated balance sheets of the Partnership and its subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and statements of cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Partnership. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Partnership and its subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the financial position of the Partnership and its subsidiaries as at the dates thereof, and the statements of income and statements of cash flows fairly present in all material respects the results of the operations and cash flows of the Partnership and its subsidiaries for the periods indicated.

     5E(2). Financial Statements and Other Reports. The Partnership will file with the Trustee and deliver to each of the holders of the Notes:

          (i) as soon as practicable and in any event within 120 days after the end of each fiscal year, a statement of income and retained earnings and changes in financial position of the Partnership and its subsidiaries on a consolidating and consolidated basis, for such year, and a balance sheet of the Partnership and its subsidiaries on a consolidating and consolidated basis, as of the end of such year, setting forth, in the case of the consolidated statements, in comparative form, which need be shown only on a consolidated basis, corresponding figures for the period covered by the preceding annual audit, all in reasonable detail, satisfactory (in the reasonable exercise of discretion) in scope to the Holders of 66 2/3% of the aggregate principal amount of the First Mortgage Notes then
     Outstanding (to the extent that such Holders shall have notified the General Partner of any requests or concerns at least 45 days prior to the end of the fiscal year to which such financial statements relate, it being understood that such other additional information as any holder of a Note may reasonably request shall be made available pursuant to paragraph 5E(2)(iv)), prepared in accordance with generally accepted accounting principles applied on a consistent basis from period to period, and certified by independent public accountants of recognized national standing selected by the Partnership;

         (ii) as soon as practicable and in any event within 60 days after the end of the first three quarterly periods in each fiscal year, a statement of income and retained earnings and changes in financial position of the Partnership and its subsidiaries on a consolidated basis and a balance sheet of the Partnership and its subsidiaries on a consolidating and consolidated basis, as at the end of such quarter, setting forth in the case of consolidated statements, in comparative form, which need be shown only on a consolidated basis, figures for the corresponding periods in the preceding fiscal year and for the current year's business plan, all in reasonable detail and satisfactory (in the reasonable exercise of discretion) in scope to the Holders of 66 2/3% of the aggregate principal amount of the First Mortgage Notes then Outstanding (to the extent that such Holders shall have notified the General Partner of any requests or concerns at least 30 days prior to the end of the fiscal quarter to which such financial statements relate, it being understood that such other additional information as any holder of a Note may reasonably request shall be made available pursuant to paragraph 5E(2)(iv)), accompanied by a certificate of the Chief Financial Officer, Chief Accounting Officer or Treasurer of the General Partner, subject to changes resulting from audit and year-end adjustments;

        (iii) promptly upon receipt thereof, a copy of each other report submitted to the Partnership by independent accountants in connection with any annual, interim or special audit made by them of the books of the Partnership, including, without limitation, any final comment letter submitted by such accountants to management in connection with the Partnership's annual audit, and a copy of each report submitted to the Partnership by such accountants concerning their respective accounting practices and systems; and

         (iv) promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of the Partnership and its Subsidiaries and Owned Entities as the holders of the Notes may reasonably request.

Each Purchaser and each Transferee is hereby authorized to deliver a copy of any financial statement, certificate, report or information delivered to it pursuant to this paragraph 5 to any regulatory body having jurisdiction over it.

     5F. Conflicting Agreements and Other Matters. Except for this Agreement and the Indenture and the transactions contemplated thereby, the Partnership is not a party to any contract or agreement or subject to any charter or other restriction which, either individually or in the aggregate, materially adversely affects its business, property or assets, or financial condition. Neither execution or delivery of this Agreement, any supplement to the Indenture or any of the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions of this Agreement, any supplement to the Indenture and the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien other than the Lien of the Indenture, upon any of the properties or assets of the Partnership pursuant to, the Partnership Agreement, or any award of any arbitrator or any other agreement (including any agreement with general or limited partners of the Partnership), instrument, order, judgment, decree, statute, law, rule or regulation to which the Partnership is subject (other than conflicts, breaches, defaults, violations or liens which will not have a Material Adverse Effect). Except for this Agreement, the Commitment Letter, the Indenture and the Revolving Credit Agreement and the instruments relating thereto, the Partnership is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Partnership, any agreement relating thereto or any other contract or agreement which limits the amount of, or otherwise imposes restrictions on the incurring of, indebtedness.

     5G. Offering of Notes. Neither the Partnership nor any agent acting on its behalf has, directly or indirectly, offered any of the Notes or any similar security of the Partnership for sale to, or solicited any offers to buy any of the Notes or any similar security of the Partnership from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors or entities acting on behalf of Institutional Investors, and, assuming the accuracy of the representations contained in paragraph 6 of this Agreement, neither the Partnership nor any agent acting on its behalf has taken or will take any action which would subject the offering, issuance or sale of any of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended, or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

     5H. Regulation G, etc. Neither the Partnership nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds of sale of the Initial Notes will be used for purposes of permanently financing Capital Improvements as permitted by the Indenture and as specifically contemplated by Section 3.03(f)(1) thereof and the proceeds of the sale of any Private Shelf Notes will be used for the purposes stated in the relevant Request for Purchase. None of the proceeds of sale of the Notes to you will be used by the Partnership, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation G. Neither the Partnership nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, the Indenture or any of the Notes to violate Regulation G, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereinafter be in effect.

     5I. Governmental Consent. Neither the execution and delivery of this Agreement or any supplement to the Indenture, nor the offer, issue, sale or delivery of any of the Notes or fulfillment of or compliance with the terms and provisions of this Agreement, the Indenture or any of the Notes, is such as to require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body (other than consents, approvals, other actions, notices or filings which (a) have been, or prior to the applicable Closing Day, will be, obtained, effected or made, (b) are of a routine nature not customarily obtained, effected or made prior to transactions such as those contemplated hereby or are of an administrative nature expected to be obtained in the ordinary course of business subsequent to the applicable Closing Day, or (c) if not obtained, effected or made, would not, individually or in the aggregate, have a Material Adverse Effect).

     5J. Holding Company and Investment Company Status. The Partnership is not a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", or a "public utility", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a "public utility" within the meaning of the Federal Power Act, as amended. The Partnership is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

     5K. No Conflicting Requirements. The Partnership is not in violation of or in default under any term or provision of any charter, by-law, partnership agreement, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, such that such violations or defaults might materially and adversely affect the ability of the Partnership to perform its obligations under this Agreement, the Indenture or the Notes or the satisfaction of any of the conditions to your obligation to purchase the Notes to be purchased by you on any applicable Closing Day.

     5L.  Compliance with Laws.  The Partnership and each of its

Subsidiaries is in compliance with all applicable laws, rules and regulations (including environmental protection laws and regulations), other than such laws, rules or regulations the validity or applicability of which it is contesting in good faith by appropriate proceedings, or the noncompliance with which would not have a Material Adverse Effect.

     5M. Accuracy of Certificates, etc. Neither (i) this Agreement nor (ii) taken as a whole, all other documents, certificates and written statements furnished to you by or on behalf of the Partnership in connection with the execution and delivery of this Agreement or pursuant thereto (other than financial projections), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to you.

     5N.  ERISA Matters.  Schedule II lists all employee benefit plans, as
                          -----------
defined in Section 3(3) of ERISA, maintained for the Partnership or to which the Partnership contributes. The Partnership covenants that as soon as practicable after, and in any event within 30 days after, the Partnership knows or has reason to know of any of the following events: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan or (ii) the institution of proceedings or the taking or expected taking of any other action of PBGC or the Partnership to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the reorganization or insolvency of the Plan, the Partnership shall, in addition to any other notice required to be delivered hereunder, deliver to you so long as you shall hold any of the Notes and to each other holder of a Note whichever of the following may be applicable: (A) an Officers' Certificate of the Partnership setting forth details as to such Reportable Event and the action that the Partnership proposes to take with respect thereto, together with a copy of any notice that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Partnership in the immediately preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser's representation in paragraph 6B. For all purposes of this paragraph 5N, the Partnership shall be deemed to have all knowledge, including knowledge of all facts, attributable to the administrator of such Plan. At December 31, 1992, the aggregate unfunded past services liability of the Partnership under all employees benefit plans was $15,737,219. For purposes of this paragraph 5N, Reportable Event, Single Employer Plan, PBGC, Multiemployer Plan and Plan shall have the meanings ascribed to them in ERISA.

     5O. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

     5P.  Certain Additional Covenants.

          (1) The Partnership will at any and all times upon the written request of the Trustee and in any event in December of each calendar year, beginning with the year 1994, furnish to the Trustee and to the Holders of the Notes an Officers' Certificate stating in substance that the Partnership has complied with all the terms and conditions of subsections 4.05(a) and (b) of the Indenture and containing a detailed statement of the insurance then outstanding and in force provided for under subsection 4.05(a) of the Indenture, including the amounts thereof, the names of the insurers, and the property, hazards and risks covered thereby.

          (2) The Partnership shall permit any Person designated by the Trustee or the holders of the Notes to visit and inspect any of the properties, books or financial records of the Partnership and General Partner and to discuss the affairs, finances and accounts of the Partnership and the General Partner with the officers of the General Partner and representatives of Deloitte & Touche (or any other firm of independent public accountants employed by the Partnership), at such reasonable times and as often as may reasonably be requested.

          (3) Provided that the Partnership shall have been given reasonably sufficient time to comply, the Partnership shall deliver to the holders of the Notes with each delivery of financial reports and statements required by subsections 4.07(b)(1) and (2) of the Indenture an Officers' Certificate regarding such financial and other matters as the holders of the Notes may reasonably request.

          (4) In the event that the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, the Partnership will file with the holders of the Notes, copies of all information, documents and reports with respect to compliance by the Partnership with the conditions and covenants provided for in the Indenture as it may be required to file with the Securities and Exchange Commission in accordance with the rules and regulations prescribed from time to time by the Securities and Exchange Commission.

          (5) The Partnership will not permit any of its Subsidiaries and Owned Entities to, so long as any of the Notes are Outstanding, declare or otherwise authorize, or make any payment or distribution of property, other assets or cash in respect of partnership interests to the Partnership's partners, except that, so long as there shall not, on the date of any such distribution occur or be continuing any Default or Event of Default, the Partnership may make cash distributions to its partners from time to time; provided that, at the time of declaration of each such distribution, which shall not precede the date of payment by more than 45 days (and after giving effect to such distribution), the aggregate amount of all such distributions shall not exceed the Net Cash Available to Partners at such time.

          (6) The Partnership covenants and agrees to use its best efforts to promptly amend the Indenture to delete the reference to the "1986 Notes" appearing in Section 6.06 of the Indenture and in the definitions of "Owned Entities" and "Subsidiaries" and to substitute therefor a reference to the "Notes" (as defined in the Indenture).

     6.   REPRESENTATIONS OF THE PURCHASERS.

     Each Purchaser represents as follows:

     6A. Nature of Purchase. Such Purchaser is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

     6B. Source of Funds. No part of the funds used by such Purchaser to pay the purchase price of the Notes being purchased by such Purchaser hereunder constitutes assets allocated to any separate account maintained by such Purchaser in which any employee benefit plan, other than employee benefit plans identified on a list which has been furnished by such Purchaser to the Partnership, participates to the extent of 10% or more. For the purpose of this paragraph 6B, the terms "separate account" and "employee benefit plan" shall have the respective meanings specified in section 3 of ERISA.

     7. DEFINITIONS. For the purpose of this Agreement, the terms defined in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

     7A.  Yield-Maintenance Terms.

     "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be redeemed pursuant to paragraph 4B(1) or is declared to be immediately due and payable pursuant to Article 8 of the Indenture as the context requires.

     "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

     "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

     "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called

Principal and the scheduled due date of such Remaining Scheduled Payment.

     "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

     "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B(1) or is declared to be immediately due and payable pursuant to
Article 8 of the Indenture as the context requires.

     "Yield-Maintenance Premium" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. With respect to any Series K Note on or after December 15, 2001, "Yield-Maintenance Premium" shall mean the amount determined in accordance with the following schedule with respect to each Series K Note so redeemed:

===============================================================================
                                                   Yield-Maintenance Premium
                                                Expressed as Percentage of the
              Date of Redemption                  Principal Amount Redeemed
- -------------------------------------------------------------------------------
After December 14, 2001 and on                            7.11%
or before December 14, 2002
- -------------------------------------------------------------------------------
After December 14, 2002 and on                            5.93%
or before December 14, 2003
- -------------------------------------------------------------------------------
After December 14, 2003 and on                            4.74%
or before December 14, 2004
- -------------------------------------------------------------------------------
After December 14, 2004 and on                            3.56%
or before December 14, 2005
- -------------------------------------------------------------------------------
After December 14, 2005 and on                            2.37%
or before December 14, 2006
- -------------------------------------------------------------------------------
After December 14, 2006 and on                            1.19%
or before December 14, 2007
- -------------------------------------------------------------------------------
After December 14, 2007                                    0%
==============================================================================

The Yield-Maintenance Premium shall in no event be less than zero.

     7B.  Other Terms.

     "Acceptance" shall have the meaning specified in paragraph 2B(5).

     "Acceptance Day" shall have the meaning specified in paragraph 2B(5).

     "Acceptance Window" shall have the meaning specified in paragraph 2B(5).

     "Accepted Note" shall have the meaning specified in paragraph 2B(5).

     "Authorized Officer" shall mean (i) in the case of the Partnership, the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer, the Vice President-Finance, the Treasurer and any vice president of the General Partner designated as an "Authorized Officer" of the Partnership for the purpose of this Agreement in an Officer's Certificate executed by the General Partner's chief operating officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Information Schedule or any officer designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a member of its law department. Any action taken under this Agreement on behalf of the Partnership by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Partnership and whom Prudential in good faith believes to be an Authorized Officer of the Partnership at the time of such action shall be binding on the Partnership even though such individual shall have ceased to be an Authorized Officer of the Partnership, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Partnership in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

     "Available Facility Amount" shall have the meaning specified in paragraph 2B(1).

     "Business Day" shall mean any day other than (i) a Saturday or a Sunday,
(ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(2) hereof only, a day on which The Prudential Insurance Company of America is not open for business.

     "Cancellation Date" shall have the meaning specified in paragraph
2B(8)(iii).

     "Cancellation Fee" shall have the meaning specified in paragraph
2B(8)(iii).

     "Closing Day" shall mean the Initial Notes Closing Day or a Private Shelf Closing Day, as the case may be.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commitment Letter" shall have the meaning specified in paragraph 3C.

     "Confirmation of Acceptance" shall have the meaning specified in paragraph 2B(5).

     "Delayed Delivery Fee" shall have the meaning specified in paragraph 2B(8)(ii).

     "Dollars" and "$" shall mean the lawful money of the United States of America.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Facility" shall have the meaning specified in paragraph 2B(1).

     "Facility Fee" shall have the meaning specified in paragraph 2B(8)(i).

     "First Mortgage Notes" shall mean and include the Notes and any other notes issued prior to the date hereof and from time to time under the Indenture.

     "Hedge Treasury Note(s)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential in its reasonable discretion) most closely matches the duration of such Accepted Note.

     "Hostile Tender Offer" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Partnership makes the Request for Purchase of such Note.

     "Indenture" shall mean that certain Indenture of Mortgage and Deed of Trust and Security Agreement attached hereto as Exhibit E as amended, supplemented and
                                          ---------
otherwise modified from time to time in accordance with its terms.

     "Initial Notes" shall have the meaning specified in paragraph 1A.

     "Institutional Investor" shall mean Prudential, any Prudential Affiliate or any bank, bank affiliate, financial institution, insurance company, pension fund, endowment or other organization which regularly acquires debt instruments for investment.

     "Issuance Period" shall have the meaning specified in paragraph 2B(2).

     "Notes" shall have the meaning specified in paragraph 1B.

     "Officer's Certificate" shall mean a certificate signed in the name of the Partnership by an Authorized Officer of the General Partner.

     "Partnership" shall mean Buckeye Pipe Line Company, L.P., a limited partnership organized under the laws of Delaware.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     "Private Shelf Closing Day" for any Accepted Note shall mean the Business Day specified for the closing of the purchase and sale of such Private Shelf
Note in the Request for Purchase of such Private Shelf Note, provided that (i) if the Acceptance Day for such Accepted Note is less than five Business Days after the Partnership shall have made such Request for Purchase and the Partnership and the Purchaser which is obligated to purchase such Private Shelf Note agree on an earlier Business Day for such closing, the "Private Shelf Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Private Shelf Closing Day for such Accepted Note, for all purposes of this Agreement except paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Closing.

     "Private Shelf Note" and "Private Shelf Notes" shall have the meaning specified in paragraph 1B.

     "Prudential" shall mean The Prudential Insurance Company of America.

     "Prudential Affiliate" shall mean any corporation or other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Prudential either directly or through Prudential Affiliates.

     "Purchasers" shall mean Prudential as purchaser of the Initial Notes and, with respect to any Accepted Notes, Prudential or a Prudential Affiliate purchasing such Accepted Notes.

     "Renewal Fee" shall have the meaning specified in paragraph 2B(2).

     "Request for Purchase" shall have the meaning specified in paragraph 2B(3).

     "Rescheduled Closing Day" shall have the meaning specified in paragraph 2B(7).

     "Responsible Officer" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the General Partner or any other officer of the General Partner involved principally in the Partnership's financial administration or its controllership function.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Series" shall have the meaning specified in paragraph 1B.

     "Supplemental Indenture" shall mean the Third Supplemental Indenture of Mortgage and Deed of Trust and Security Agreement dated as of December 31, 1993 among the Partnership and PNC Bank, National Association, formerly known as Pittsburgh National Bank, and J.G. Routh, as trustees, in the form of Exhibit F
                                                                      ---------
attached hereto with such changes thereto as may be acceptable to the Purchasers of the Initial Notes.

     "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this

Agreement.

     "Unused Facility Amount" shall have the meaning specified in paragraph 2B(8)(i).

     "Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     8.   MISCELLANEOUS.

     8A. Note Payments. The Partnership agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Premium payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser's account or accounts as specified in the Purchaser Schedule attached hereto (in the case of the Initial Notes), (ii) the account or accounts specified in the applicable Confirmation of Acceptance (in the case of any Private Shelf Note) or (iii) such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein, in the Indenture or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Partnership agrees to afford the benefits of this paragraph 8A to any Institutional Noteholder which is the direct or indirect transferee of any Note purchased by you hereunder.

     8B. Expenses. The Partnership agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including without limitation all stamp and other taxes (including any intangible personal property tax) due on the issuance of the Notes, together in each case with interest and penalties, if any, which may be payable in respect of the execution and delivery of this Agreement, the execution and delivery and recording and filing of any supplement to the Indenture or the execution and delivery of any
Note issued under or pursuant to this Agreement, all costs and expenses in connection with the mortgaging of and creating a security interest in the Trust Estate pursuant to the Indenture, all printing costs, all fees and expenses of the Trustee

(including the fees and expenses of its special counsel and all local counsel engaged by such special counsel) in connection with this transaction and the fees and expenses of your special counsel (including all local counsel) in connection with this Agreement, the Indenture and the Notes, any modification hereof or thereof or any waiver hereunder or thereunder. Notwithstanding the foregoing, the Partnership shall have no obligation under this paragraph 8B to reimburse any Purchaser for out-of-pocket costs and expenses (including attorneys fees and expenses but excluding any applicable Delayed Delivery Fee or Cancellation Fee) of such Purchaser incurred in connection with the negotiation and closing of this Agreement or the closing of any draw made under the Facility unless the Partnership agrees in writing to reimburse such Purchaser for any such expenses. The obligations of the Partnership under this paragraph 8B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

     8C. Consent to Amendments. Except as provided in (S)13.06 of the Indenture, this Agreement may be amended, and the Partnership may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Partnership shall obtain the written consent to such amendment, action or omission to act, of at least 66 2/3% of the principal amount of the Notes Outstanding at the time except that (i) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter Outstanding shall be bound by any consent authorized by this paragraph 8C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may contain a reference or bear a notation referring to any such consent. No course of dealing between the Partnership and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     8D. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Partnership in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note and the payment of any Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.

     8E. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

     8F. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2B) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) (i) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of the Initial Notes) or in the Confirmation of Acceptance (in the case of any Private Shelf Notes), or at such other address as any Purchaser shall have specified in writing to the Partnership, and (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified in writing to the Partnership or, if any such other holder shall not have so specified an address to the Partnership, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Partnership, and (iii) if to the Partnership, addressed to the Partnership c/o Buckeye Pipe Line Company, 3900 Hamilton Boulevard, Allentown, Pennsylvania 18103, Attention: President, or at such other address as the Partnership shall have specified to the holder of each Note in writing. Any communication pursuant to paragraph 2B shall be made by the method specified for such communication in paragraph 2B, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

     8G. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8H. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser or to any holder of Notes, the determination of such satisfaction shall be made by such Purchaser or such holder, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

     8I. GOVERNING LAW. THIS AGREEMENT IS BEING DELIVERED AND IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF SUCH STATE. This Agreement may not be changed orally, but (subject to the provisions of subparagraph 8C of this Agreement) only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     8J. Reproduction and Counterparts. This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you and the other Purchasers at the closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you and the other Purchasers, may be reproduced by you and the other Purchasers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and may destroy any original document so reproduced. The Partnership agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not originals are in existence) and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence. This Agreement may be signed in counterparts, each of which would be deemed an original and all of which together shall constitute but one instrument.

                                 Very truly yours,

                                 BUCKEYE PIPE LINE COMPANY, L.P.

                                  BY BUCKEYE PIPE LINE COMPANY,
                                     a Delaware corporation, as
                                     General Partner



                                  By: /s/
                                     -----------------------------
                                     Name:
                                     Title:



The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA


By: /s/
    -----------------------------
    Vice President

                    LIST OF ATTACHMENTS TO THE AGREEMENT
                    ------------------------------------

PURCHASER SCHEDULE

INFORMATION SCHEDULE

EXHIBIT A           --  FORM OF FIRST MORTGAGE NOTE

EXHIBIT B           --  FORM OF REQUEST FOR PURCHASE

EXHIBIT C           --  FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT D-1         --  FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL
                          (Series K, L and M Notes Closing)

EXHIBIT D-2         --  FORM OF OPINION OF TRUSTEE'S COUNSEL
                          (Series K, L and M Notes Closing)

EXHIBIT D-3         --  FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL
                          (Private Shelf Closing)

EXHIBIT D-4         --  FORM OF OPINION OF TRUSTEE'S COUNSEL
                          (Private Shelf Closing)

EXHIBIT E           --  INDENTURE

EXHIBIT F           --  THIRD SUPPLEMENTAL INDENTURE

SCHEDULE I          --  PENDING ACTIONS

SCHEDULE II         --  ERISA MATTERS



                     LIST OF ATTACHMENTS TO THIS FILING
                     ----------------------------------

EXHIBIT A           --  FORM OF FIRST MORTGAGE NOTE

The remaining Exhibits and Schedules do not contain information which is material and not otherwise disclosed in the agreement. Buckeye Partners, L.P. agrees to furnish supplementally to the Commission a copy of any omitted Exhibits and Schedules upon request.

                                                                       EXHIBIT A
                                                                       ---------



                       [FORM OF FIRST MORTGAGE NOTES]



                       BUCKEYE PIPE LINE COMPANY, L.P.
                   (A limited partnership organized under
                     the laws of the State of Delaware)



FIRST MORTGAGE PIPE LINE NOTE, ____% SERIES ___ DUE _______, ____
NO. ____                                            $_____________



     BUCKEYE PIPE LINE COMPANY, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the "Company"), for value received, hereby promises to pay to ___________________________ or registered assigns, on December 15, _____, the sum of __________________ Dollars in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts and to pay interest thereon in like coin or currency (i) from the date hereof until payment of the principal hereof becomes due and payable, at the rate of _____% per annum, payable semi-annually, on the fifteenth day of June and December in each year and (ii) on any overdue payment of principal (and to the extent permitted by law, on any overdue payment of premium or interest thereon), payable semi-annually as aforesaid (or at the option of the holder hereof, on demand) at a rate per annum from time to time equal to the greater of (x) [insert rate equal to one percent over the above rate] or (y) the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its prime rate, as shall be determined by the Trustee. In accordance with Section 15.05 of the "Indenture" referred to below, principal of, and interest on, and any premium payable with respect to, this Note are payable at the principal corporate trust office of the Trustee or any successor as Trustee under such Indenture.

     This Note is one of a series designated as the "First Mortgage Pipe
Line Notes, _____% Series _____ due ___________" of the Company, limited in aggregate principal amount to $__________ and issued under and secured by an Indenture of Mortgage and Deed of Trust and Security Agreement, dated as of December 15, 1986 (as amended by the First Supplemental Indenture dated as of December 1, 1987, the Second Supplemental Indenture dated as of November 30, 1992, and the Third Supplemental Indenture dated as of December 31, 1993 and as amended and supplemented from time to time hereafter, the "Indenture"), from the Company to PNC Bank,

National Association, formerly Pittsburgh National Bank (the "Trustee"), and J.G. Routh (the "Individual Trustee"), as Trustees (together, the "Trustees"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture. Contemporaneously with the issuance of the Notes of this series, the Company is issuing Notes under the Indenture of two other series which, together with the Notes of this series (collectively, the "1993 Notes"), are in the aggregate principal amount of $35,000,000. Reference is made to that certain Note Purchase and Private Shelf Agreement dated as of December 31, 1993 (as amended from time to time, the "Note Agreement") between the Company and The Prudential Insurance Company of America and each "Prudential Affiliate" (as defined in the Note Agreement) which becomes a party thereto for a further statement of the terms applicable to the 1993 Notes. The 1993 Notes constitute Additional Notes under the Indenture and together with the "1986 Notes" (as defined in the Indenture) and any Additional Notes issued after the date hereof, are secured equally and ratably by the Lien of the Indenture. The 1993 Notes, 1986 Notes and any Additional Notes are collectively referred to herein as, the "Notes". Reference is made to the Indenture and all Indentures Supplemental thereto for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the Holders of the Notes and of the Trustees in respect thereof, and the terms and conditions upon which the Notes are, and are to be, secured. The Notes of the several series issued and to be issued under the Indenture from time to time may vary in aggregate principal amount, may mature at different times, may bear interest at different rates and may otherwise differ as in the Indenture provided.

     As provided in the Indenture, the 1993 Notes are subject to mandatory and optional redemption on the terms specified in the Indenture.

     To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture, or of any Indenture
Supplemental thereto, and of the rights and obligations with respect to the Indenture of the Company and of the Holders of the Notes may be made with the consent of the Company upon the written consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Notes then Outstanding, or by an affirmative vote of the Holders of not less than 66 2/3% in aggregate principal amount of the Notes entitled to vote thereon then Outstanding, at a meeting of Noteholders called and held as provided in the Indenture or as otherwise provided in the Indenture; provided, however, that no such modification or alteration shall be made without the consent of the Holder hereof which will (a) affect the right of such Holder to receive payment of principal of, or interest or premium (if any) on, this Note, or to institute suit for the enforcement of such payment on or after the respective due dates expressed herein, or (b) otherwise than as permitted by the Indenture, permit the creation of any lien ranking prior to, or on a parity with, the Lien of the Indenture with respect to any property covered thereby, or (c) reduce the percentage of the aggregate principal amount of Notes required to authorize any such modification or alteration.

     In case an Event of Default, as defined in the Indenture, shall occur and be continuing, the principal of all the Notes at any such time Outstanding under the Indenture may be declared or may become due and payable upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be rescinded by the Holders of 66 2/3% in aggregate principal amount of the Notes then Outstanding.

     This Note is transferable by the Holder hereof, in person or by duly authorized attorney, on books of the Company to be kept for that purpose at the principal corporate trust office of the Trustee, upon surrender and cancellation of this Note and on presentation of a duly executed written instrument of transfer, and thereupon a new Note or Notes of the same series, of the same aggregate principal amount and in authorized denominations, will be issued to the transferee or transferees in exchange theretofore; and this Note, with or without others of the same series, may in like manner be exchanged for one or more new Notes of the same series of other authorized denominations but of the same aggregate principal amount; all upon payment of the charges and subject to the terms and conditions set forth in the Indenture.

     The Company and the Trustees may deem and treat the Person in whose name this Note is registered as the absolute owner hereof for the purpose of receiving payment of, or on account of, the principal hereof and interest due hereon, and for all other purposes, and neither the Company nor the Trustees shall be affected by any notice to the contrary.

     No recourse shall be had for the payment of the principal of, or the interest or premium (if any) on, this Note, or for any claim based hereon or on the Indenture or any Indenture Supplemental thereto, against any partner, past, present or future, of the Company (including the General Partner), or of any predecessor or successor, heir or assignee of any such partner as such, or any stockholder, director, officer or employee of any such partner, either directly or through the Company or any such predecessor or successor, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, being released by every owner hereof by the acceptance of this Note and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture.

     This Note shall not be entitled to any benefit under the Indenture or any Indenture Supplemental thereto, or become valid or obligatory for any purpose, until Pittsburgh National Bank, the Trustee under the Indenture, or a successor Trustee thereto under the Indenture, shall have signed the form of certificate imprinted hereon.

     THIS NOTE IS BEING DELIVERED AND IS INTENDED TO BE PERFORMED IN THE
STATE OF NEW YORK, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF SUCH STATE.

     IN WITNESS WHEREOF, Buckeye Pipe Line Company, L.P., has caused this Note to be signed in its name by its General Partner.


Dated                                   BUCKEYE PIPE LINE COMPANY, L.P.

                                        By: Buckeye Pipe Line Company,
                                             a Delaware Corporation,
                                             as General Partner


                                        By:
                                           -------------------------------
                                           [Vice] President

(Corporate Seal)

Attest:



- ----------------------------
  [Assistant] Secretary of
    Buckeye Pipe Line
    Company, a Delaware
    corporation



                       [FORM OF TRUSTEE'S CERTIFICATE]

     This Note is one of the 1993 Notes, of the series designated therein, described in the within-mentioned Indenture.


                                           PNC BANK, NATIONAL ASSOCIATION
                                            formerly Pittsburgh National
                                            Bank, Trustee



                                           By:
                                              -----------------------------
                                              Authorized Signatory